Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS THIRD QUARTER ENDED SEPTEMBER 30, 2015

Company to Host Quarterly Conference Call at 9:00 A.M. on October 29, 2015

St. Petersburg, FL - October 28, 2015: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the third quarter ended September 30, 2015.

($ in thousands, except per share and ratios)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015	2014	Change		2015	2014	Change
Gross premiums written	$155,985	$105,065	48.5%		$425,183	$322,986	31.6%
Gross premiums earned	$128,733	$100,851	27.6%		$364,897	$293,085	24.5%
Ceded premiums earned	$(44,730)	$(35,741)	25.2%		$(122,394)	$(99,757)	22.7%
Net premiums earned	$84,003	$65,110	29.0%		$242,503	$193,328	25.4%
Total revenues	$89,806	$68,847	30.4%		$257,542	$204,058	26.2%
Earnings before income tax	$12,984	$13,523	(4.0)%		$21,509	$46,629	(53.9)%
Net income	$8,083	$8,640	(6.4)%		$13,556	$29,619	(54.2)%
Net income per diluted share	$0.38	$0.41	(7.3)%		$0.63	$1.50	(58.0)%
Book value per share					$10.55	$9.16	15.2%
Return on average equity, ttm					11.9%	27.4%	(15.5	) pts
Loss ratio, net[1]	48.1%	46.3%	1.8	pts	56.5%	44.8%	11.7	pts
Expense ratio, net[2]	43.4%	38.5%	4.9	pts	40.9%	36.5%	4.4	pts
Combined ratio (CR)[3]	91.5%	84.8%	6.7	pts	97.4%	81.3%	16.1	pts
Effect of current year catastrophe losses on CR	4.5%	1.1%	3.4	pts	10.6%	0.5%	10.1	pts
Effect of prior year (favorable) development on CR	(1.3)%	(2.4)%	1.1	pts	(0.6)%	(1.4)%	0.8	pts
Underlying combined ratio[4]	88.3%	86.1%	2.2	pts	87.4%	82.2%	5.2	pts

1 Loss ratio, net is calculated as losses and loss adjustment expenses (LAE) relative to net premiums earned.
2 Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and expense ratio, net.
4 Underlying combined ratio, a measure that is not based on U.S. generally accepted accounting principles (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The quarter was marked by excellent progress in all areas," said John Forney, President and Chief Executive Officer of UPC Insurance. "Organic growth and geographic diversification were the main top line themes, with record new business volumne each month, over $500 million in premium in force at quarter's end, and 49% of our written premium coming from outside Florida. On the loss side, our non-cat loss ratio declined each month during the quarter, and as a result we produced our lowest non-cat loss ratio quarter of the year. Our efforts to build an enduring franchise built on a foundation of diversification, financial stability, sound products, and premier customer service are on track. I appreciate all the hard work our associates are doing every day to make our vision a reality."

Quarterly Financial Results

Net income for the quarter was $8.1 million, or $0.38 per diluted share, compared to $8.6 million, or $0.41 per diluted share for the third quarter of 2014. The decrease in net income was primarily due to increases in losses and loss adjustment expenses (LAE) resulting from multiple catastrophe events totaling $3.8 million, or $0.11 per diluted share, and higher operating expenses which were partially offset by strong revenue growth of 30.4% and favorable reserve development of $1.1 million, or $0.04 per diluted share.

The Company's total gross written premium increased by $50.9 million, or 48.5%, primarily due to the strong organic growth in new and renewal business generated in all states outside of Florida. The Company's growth in gross written premium in Louisiana continued to benefit from the acquisition of Family Security Holdings, LLC, which closed in the first quarter of 2015. The breakdown of the quarter-over-quarter changes in both written and assumed premiums by state is shown in the table below.

	Three Months Ended September 30,
Direct Written and Assumed Premium By State	2015	2014	Change	Growth %
Direct written premium
Florida	$77,732	$71,270	$6,462	9.1%
Texas	20,725	4,802	15,923	331.6
Louisiana	11,472	—	11,472	100.0
Massachusetts	11,150	8,759	2,391	27.3
South Carolina	11,129	8,969	2,160	24.1
North Carolina	8,372	4,493	3,879	86.3
Rhode Island	7,207	5,589	1,618	28.9
New Jersey	3,309	1,316	1,993	151.4
Georgia	83	—	83	100.0
Total direct written premium by state	151,179	105,198	45,981	43.7
Assumed premium (1)	4,806	(133)	4,939	3,713.5
Total gross written premium	$155,985	$105,065	$50,920	48.5%
1 All assumed premiums are written in Florida due to policy assumptions from Citizens Property Insurance Corporation.

Loss and LAE increased $10.3 million, or 34.1%, to $40.4 million for the third quarter of 2015 from $30.1 million for the third quarter of 2014. Loss and LAE expense as a percentage of net earned premiums increased 1.8 points resulting in a net loss ratio of 48.1% for the quarter, compared to a net loss ratio of 46.3% for the same period last year. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter was 29.3%, a decrease of 1.4 points from 30.7% during the third quarter of 2014.

UPC Insurance experienced $3.8 million of net catastrophe losses during the quarter, which included $2.4 million of new losses from an August windstorm event in the Northeastern U.S. that was fully retained by the Company as well as $1.4 million of development, net of all reinsurance recoveries, on catastrophe losses previously incurred and reported during 2015.

Policy acquisition costs increased $6.5 million, or 37.4%, to $23.8 million for the third quarter of 2015 from $17.3 million for the third quarter of 2014. These costs vary directly with changes in gross premiums earned and were generally consistent with the Company's growth in premium production and higher average commission rates outside of Florida.

Operating expenses increased to $4.3 million or 40.3% for the third quarter of 2015, from $3.1 million during the same period of last year due to higher underwriting report costs, licensing costs and marketing costs resulting from the Company's continued growth of policies in-force and expansion into new states.

General and administrative expenses increased to $8.3 million for the third quarter of 2015, from $4.7 million for the third quarter of 2014 primarily due to increases in personnel costs, information technology investments and professional services related to the Company's continued growth. Approximately $1.1 million of general and administrative expense for the third quarter of 2015 was driven by non-recurring charges for legal fees.

Combined Ratio Analysis

The Company's GAAP net combined ratio increased 6.7 points to 91.5% for the three months ended September 30, 2015 compared to 84.8% for the same period in 2014. The net combined ratio increase was caused by 4.5 points, or $3.8 million of non-recurring catastrophe losses and higher operating expenses which were partially offset by lower non-catastrophe loss costs. The Company’s underlying net combined ratio, which excludes losses from catastrophes and all effects of reserve development, increased 2.2 points to 88.3% for the third quarter of 2015 compared to 86.1% for the same period in 2014. Operating expenses contributed 4.9 points of the increase which was partially offset by the lower underlying loss and LAE of 2.7 points. Approximately 68% of the $11.3 million operating expense increase was driven by policy acquisition costs and underwriting expenses that mostly vary directly with premiums which also grew proportionally from the same period in 2014.

The calculation of the Company's underlying loss and combined ratios is shown below.

($ in thousands except ratios)	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015	2014	Change		2015	2014	Change
Loss and LAE	$40,432	$30,140	$10,292		$137,030	$86,605	$50,425
% of Gross earned premiums	31.4%	29.9%	1.5	pts	37.6%	29.5%	8.1	pts
% of Net earned premiums	48.1%	46.3%	1.8	pts	56.5%	44.8%	11.7	pts
Less:
Current year catastrophe losses	$3,808	$714	$3,094		$25,585	974	$24,611
Prior year reserve (favorable) development	(1,059)	(1,543)	484		(1,365)	(2,708)	1,343
Underlying Loss and LAE*	$37,683	$30,969	$6,714		$112,810	$88,339	$24,471
% of Gross earned premiums	29.3%	30.7%	(1.4	) pts	30.9%	30.1%	0.8	pts
% of Net earned premiums	44.9%	47.6%	(2.7	) pts	46.5%	45.7%	0.8	pts
Policy acquisition costs	$23,756	$17,291	$6,465		$64,140	$48,668	$15,472
Operating and underwriting	4,329	3,086	1,243		12,679	8,453	4,226
General and administrative	8,331	4,709	3,622		22,244	13,394	8,850
Total Operating Expenses	$36,416	$25,086	$11,330		$99,063	$70,515	$28,548
% of Gross earned premiums	28.3%	24.9%	3.4	pts	27.1%	24.1%	3.0	pts
% of Net earned premiums	43.4%	38.5%	4.9	pts	40.9%	36.5%	4.4	pts
Combined Ratio - as % of gross earned premiums	59.7%	54.8%	4.9	pts	64.7%	53.6%	11.1	pts
Underlying Combined Ratio - as % of gross earned premiums	57.6%	55.6%	2.0	pts	58.0%	54.2%	3.8	pts
Combined Ratio - as % of net earned premiums	91.5%	84.8%	6.7	pts	97.4%	81.3%	16.1	pts
Underlying Combined Ratio - as % of net earned premiums	88.3%	86.1%	2.2	pts	87.4%	82.2%	5.2	pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

The Company’s gross underlying loss ratio for the third quarter of 2015 decreased to 29.3% compared to 30.7% in the third quarter of 2014. This decrease was driven primarily by continued improvement in severity across most states and causes of loss as well as lower frequency of water and fire losses compared to the same period a year ago. The Company's net underlying loss ratio also decreased from 47.6% for 2014 to 44.9% for 2015.

Reinsurance Costs Decreased as a % of Earned Premium for the Quarter and Year-to-Date

Excluding the Company's flood business, for which it cedes 100% of the risk of loss, reinsurance costs in the third quarter of 2015 were 31.8% of gross premiums earned compared to 32.1% of gross premiums earned for the third quarter of 2014. Reinsurance costs for the nine months ended September 30, 2015 were 30.5% of gross premiums earned compared to 30.8% for the same period last year.

Investment Portfolio Highlights

UPC Insurance's cash and investment holdings totaled $530.1 million at September 30, 2015 compared to $443.0 million at December 31, 2014. UPC Insurance's cash and investment holdings consist of investments in U.S. Government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 93.9% of total investments at September 30, 2015 with a modified duration of 3.8 years compared to 92.4% at December 31, 2014 and a modified duration of 3.8 years.

Book Value Analysis

Book value per share increased 8.2% from $9.75 at December 31, 2014, to $10.55 at September 30, 2015 and underlying book value per share increased 9.0% from $9.56 at December 31, 2014 to $10.42 at September 30, 2015. The increase in the Company's book value per share and underlying book value per share was driven by the increase in equity from the acquisition of Family Security Holdings, LLC and retained earnings during 2015. The Company's underlying book value per share growth was impacted by the increase in accumulated other comprehensive income as shown in the table below.

($ in thousands, except for per share data)	September 30,	December 31,
	2015	2014
Book Value per Common Share
Numerator:
Common shareholders' equity	$227,183	$203,763
Denominator:
Total Shares Outstanding	21,527,817	20,904,414
Book Value Per Common Share	$10.55	$9.75

Book Value per Common Share, Excluding the Impact of Accumulated Other Comprehensive Income
Numerator:
Common shareholders' equity	$227,183	$203,763
Accumulated other comprehensive income	2,763	4,011
Shareholders' Equity, excluding AOCI	$224,420	$199,752
Denominator:
Total Shares Outstanding	21,527,817	20,904,414
Underlying Book Value Per Common Share*	$10.42	$9.56
* Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses and reserve development (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio and prior year development on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, losses from lines in run-off and prior year development. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these three items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income, is a ratio that uses a non-GAAP measure. It is calculated by dividing common shareholders' equity after excluding accumulated other comprehensive income by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    October 29, 2015 - 9:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Investor Relations) and click on the conference call link, or go to: http://upcinsurance.equisolvewebcast.com/q3-2015

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential and commercial property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. Our insurance affiliates write and service property and casualty insurance in Florida, Georgia, Louisiana, Massachusetts, New Jersey, North Carolina, Rhode Island, South Carolina and Texas and are licensed to write in Alabama, Connecticut, Delaware, Hawaii, Maryland, Mississippi, New Hampshire, New York and Virginia. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release, conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUE:
Gross premiums written	$155,985	$105,065	$425,183	$322,986
Increase in gross unearned premiums	(27,252)	(4,214)	(60,286)	(29,901)
Gross premiums earned	128,733	100,851	364,897	293,085
Ceded premiums earned	(44,730)	(35,741)	(122,394)	(99,757)
Net premiums earned	84,003	65,110	242,503	193,328
Investment income	2,413	1,807	6,725	4,891
Net realized gains (losses)	323	(69)	312	(24)
Other revenue	3,067	1,999	8,002	5,863
Total revenues	$89,806	$68,847	$257,542	$204,058
EXPENSES:
Losses and loss adjustment expenses	40,432	30,140	137,030	86,605
Policy acquisition costs	23,756	17,291	64,140	48,668
Operating expenses	4,329	3,086	12,679	8,453
General and administrative expenses	8,331	4,709	22,244	13,394
Interest expense	81	98	232	325
Total expenses	76,929	55,324	236,325	157,445
Income before other income	12,877	13,523	21,217	46,613
Other income	107	—	292	16
Income before income taxes	12,984	13,523	21,509	46,629
Provision for income taxes	4,901	4,883	7,953	17,010
Net income	$8,083	$8,640	$13,556	$29,619
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	641	(1,249)	(1,722)	4,401
Reclassification adjustment for net realized investment (gains) losses	(323)	69	(312)	24
Income tax (expense) benefit related to items of other comprehensive income	(123)	456	786	(1,710)
Total comprehensive income	$8,278	$7,916	$12,308	$32,334

Weighted average shares outstanding
Basic	21,290,759	20,745,245	21,193,825	19,658,199
Diluted	21,528,546	20,843,603	21,427,398	19,756,411

Earnings per share
Basic	$0.38	$0.42	$0.64	$1.51
Diluted	$0.38	$0.41	$0.63	$1.50

Dividends declared per share	$0.05	0.04	0.15	0.12

Consolidated Balance Sheets
In thousands

	September 30, 2015	December 31, 2014
ASSETS
Investments available for sale, at fair value:
Fixed maturities	$418,399	$352,630
Equity securities - common and preferred	24,303	25,987
Other investments	3,036	3,010
Total investments	$445,738	$381,627
Cash and cash equivalents	84,341	61,391
Accrued investment income	2,565	2,239
Property and equipment, net	15,343	8,022
Premiums receivable, net	46,389	31,369
Reinsurance recoverable on paid and unpaid losses	2,804	2,068
Prepaid reinsurance premiums	120,657	63,827
Goodwill	4,196	—
Deferred policy acquisition costs	46,928	31,925
Other assets	11,719	1,701
Total Assets	$780,680	$584,169
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$71,943	$54,436
Unearned premiums	299,419	229,486
Reinsurance payable	118,440	45,254
Other liabilities	51,048	37,701
Notes payable	12,647	13,529
Total Liabilities	$553,497	$380,406
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 21,739,900 and 21,116,497 issued; 21,527,817 and 20,904,414 outstanding for 2015 and 2014, respectively	2	2
Additional paid-in capital	96,718	82,380
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,763	4,011
Retained earnings	128,131	117,801
Total Stockholders' Equity	$227,183	$203,763
Total Liabilities and Stockholders' Equity	$780,680	$584,169